Exhibit 4.9

FORM OF SUBSCRIPTION AGENT AGREEMENT

This SUBSCRIPTION AGENT AGREEMENT (this “Agreement”) is entered into as of [●], 20[●], by and between American Stock Transfer & Trust Company, LLC (the “Subscription Agent”) and Crossroads Systems, Inc. (the “Company”).

1.	The Company is distributing to the holders of record of shares of its common stock, par value $0.001 per share (“Common Stock”), as of [●] p.m., New York City time, on [●], 20[●] (the “Record Date”), at no charge, non-transferable subscription rights (“Rights”) to purchase [●] share[s] of [type of security] (the “Rights Offering”). Except as set forth in Sections 8 and 9 below, Rights shall cease to be exercisable at [●] p.m., New York City time, on [________], 20[●] or such later date of which the Company notifies the Subscription Agent orally and confirms in writing (the “Expiration Date”). One Right is being issued for each share of Common Stock held on the Record Date. Each Right entitles the holder thereof to purchase [●] share[s] of [type of security] at a subscription price of $[●] per share (the “Subscription Price”), subject to certain limitations (the “Basic Subscription Right”). [If over-subscription privileges are included in the Rights Offering: Each Right holder that fully exercises his or her Basic Subscription Rights will be entitled to exercise an over-subscription privilege, subject to certain limitations and subject to allotment (the “Over-Subscription Privilege”), to purchase, at the Subscription Price, a portion of the shares, if any, not purchased by other stockholders pursuant to their Basic Subscription Rights (such shares, the “Over-Subscription Shares”).] Rights are evidenced by non-transferable subscription certificates in registered form (“Subscription Certificates”). The Rights Offering will be conducted in the manner and upon the terms set forth in the Company’s prospectus for the Rights Offering (the “Prospectus”).

2.	The Subscription Agent is hereby appointed by the Company to effect the Rights Offering as set forth herein, and the Subscription Agent accepts such appointment. The Subscription Agent may rely on, and shall be protected in acting upon, any certificate, instrument, opinion, representation, notice letter or other document delivered to it and believed by it to be genuine and to have been signed by the proper party or parties.

3.	Enclosed herewith are the following, the receipt of which the Subscription Agent acknowledges by its execution hereof:

(a)	a copy of the Prospectus;

(b)	the form of Subscription Certificate;

(c)	resolutions adopted by the board of directors of the Company in connection with the Rights Offering, certified by the secretary of the Company;

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(d)	the form of Instructions for Use of Rights Certificate;

(e)	the form of Letter to Stockholders Who are Record Holders;

(f)	the form of Letter to Nominee Holders Whose Clients are Beneficial Owners;

(g)	the form of Letter to Clients of Nominee Holders;

(h)	the form of Beneficial Owner Election Form;

(i)	the form of Nominee Holder Election Form;

(j)	the form of Notice of Guaranteed Delivery; and

(k)	the form of Notice of Important Tax Information.

The forms described in items (d) through (k) of this paragraph 3 are collectively referred to herein as the “Forms.”

4.	As soon as is reasonably practical, the Subscription Agent shall mail or cause to be mailed, or deliver or cause to be delivered (which delivery may be done electronically through the facilities of the Depository Trust Company (“DTC”)), to each holder of Common Stock as of [●] p.m., New York City time, on the Record Date (each, a “Record Holder”) a Subscription Certificate evidencing the Rights to which such holder is entitled, the applicable Forms, a Prospectus and an envelope addressed to the Subscription Agent. Prior to mailing, the Company shall provide the Subscription Agent with the form of Subscription Certificate, which the Subscription Agent shall duplicate, prepare and issue in the names of the Record Holders and for the respective number of Rights to which each Record Holder is entitled. The Company shall provide the Subscription Agent with (a) a sufficient number of copies of the Prospectus to be mailed with the Subscription Certificates and (b) a digital copy of each Form, which the Subscription Agent shall duplicate in sufficient quantities to be mailed with the Subscription Certificates.

5.	Subscription Procedure.

(a)	Upon the Subscription Agent’s receipt prior to [●] p.m., New York City time, on the Expiration Date (by mail or delivery, including electronic delivery through the facilities of the DTC) of (i) any Subscription Certificate completed and endorsed for exercise, as provided on the reverse side of the Subscription Certificate (except as provided in Section 8 hereof), and (ii) payment in full of the Subscription Price in U.S. funds by check, bank draft or money order (without deduction for bank service charges or otherwise) to the order of “American Stock Transfer & Trust Company, LLC” or by wire transfer in accordance with the wire instruction set forth on Exhibit A hereto, the Subscription Agent shall as soon as practicable after the Expiration Date, but after performing the procedures described in subsections (b) through (d) below, (1) mail to the subscriber’s registered address on the books of the Company (or such other address as the subscriber may request in his or her properly completed Subscription Certificate) (x) certificates representing the shares of [type of security] duly subscribed for (pursuant to the subscriber’s Basic Subscription Rights [If over-subscription privileges are included in the Rights Offering: and Over-Subscription Privilege]) and (y) remittance of any amount overpaid by such subscriber, including amounts calculated in accordance with clause (e) below, and (2) furnish a list of all such information to the Company.

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(b)	[If over-subscription privileges are included in the Rights Offering: As soon as practicable after the Expiration Date, the Subscription Agent shall calculate the number of Over-Subscription Shares available for purchase pursuant to the Over-Subscription Privilege. Only those Record Holders who purchase all of the shares of [type of security] available to them pursuant to their Basic Subscription Rights may exercise their Over-Subscription Privilege, provided that the number of Over-Subscription Shares for which a Record Holder may subscribe pursuant to the Over-Subscription Privilege may not exceed the number of shares of [type of security] available to such Record Holder pursuant to his or her Basic Subscription Rights. If a sufficient number of Over-Subscription Shares are available to satisfy all additional subscriptions by holders exercising their Over-Subscription Privilege (collectively the “Over-Subscribing Holders”), each Over-Subscribing Holders shall be allotted the number of Over-Subscription Shares subscribed for. If the aggregate number of shares subscribed for pursuant to the Over-Subscription Privilege exceeds the number of Over-Subscription Shares, the number of Over-Subscription Shares allotted to each Over-Subscribing Holder shall be the product obtained by multiplying the number of Over-Subscription Shares by a fraction, the numerator of which is the number of Basic Subscription Rights exercised by such Over-Subscribing Holder and the denominator of which is the total number of Basic Subscription Rights exercised by all Over-Subscribing Holders. If, following allotment, there are Over-Subscription Shares that remain unpurchased (the “Excess Shares”), the Company may, in its sole discretion, instruct the Subscription Agent to allocate such Excess Shares among those Over-Subscribing Holders (such Over-Subscribing Holders, the “Excess Holders”) who were allocated a number of Over-Subscription Shares that was less than the number of Over-Subscription Shares for which they subscribed (such unfulfilled subscriptions, the “Remaining Subscriptions”). If the Company elects to sell the Excess Shares and a sufficient number of Excess Shares are available to satisfy all Remaining Subscriptions in full, each Excess Holders shall be allotted the number of Excess Shares necessary to satisfy such holder’s Remaining Subscription. If the aggregate number of shares subscribed for pursuant to the Remaining Subscriptions exceeds the number of Excess Shares, the number of Excess Shares allotted to each Excess Holder shall be the product obtained by multiplying the number of Excess Shares by a fraction, the numerator of which is the total number of Over-Subscription Shares subscribed for by such Excess Holder and the denominator of which is the total number of Over-Subscription Shares subscribe for by all Excess Holders. Fractional shares or cash in lieu of fractional shares will not be issued in the Rights Offering. Instead, fractional shares resulting from the exercise of Basic Subscription Rights or the Over-Subscription Privilege will be eliminated by rounding down to the nearest whole share.]

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(c)	The Company reserves the right, in its sole discretion, to limit the number of shares of [type of security] any person or entity, together with any related persons or entities, may purchase in the Rights Offering, where such purchase, when aggregated with their existing ownership, would result in such person or entity, together with any related persons or entities, owning 4.95% or more of the Company’s [type of security] following consummation of the Rights Offering.

(d)	Upon calculating (i) the aggregate number of shares of [type of security] to be issued pursuant to the Basic Subscription Rights, (ii) [If over-subscription privileges are included in the Rights Offering: the number of shares of [type of security] to be received by each Over-Subscribing Holder pursuant to the Over-Subscription Privilege] and (iii) the amount overpaid, if any, by each Record Holder, the Subscription Agent shall, as soon as practicable, furnish a list of all such information to the Company.

(e)	[If over-subscription privileges are included in the Rights Offering: If, pursuant to the procedures set forth in clause (b) above, a lesser number of shares of [type of security] is allotted to a subscriber under the Over-Subscription Privilege than the subscriber has tendered payment for, the Subscription Agent shall remit the difference to the subscriber, without interest, penalty or deduction, at the same time as certificates representing the shares of [type of security] issued pursuant to the Rights Offering are mailed to the subscribing holders.]

(f)	Funds received by the Subscription Agent pursuant to the Rights Offering shall be held by the Subscription Agent in a segregated non-interest bearing account. Upon mailing certificates representing the shares of [type of security] issued in the Rights Offering and refunding Record Holders for any shares subscribed for but not allocated, if any, the Subscription Agent shall promptly remit to the Company all funds received in payment of the Subscription Price for the shares of [type of security] issued in the Rights Offering. The Subscription Agent will not be obligated to calculate or pay interest to any holder or party.

(g)	In the event that the Rights Offering is not consummated because the Company has withdrawn, cancelled or terminated the Rights Offering, the Subscription Agent shall, upon receipt of notice from the Company of such withdrawal, cancellation or termination, liquidate the segregated account in which the monies were held as promptly as practicable and remit to each subscribing Record Holder the funds tendered by such holder upon exercise of his or her Rights.

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6.	The Company shall have the absolute right to reject any defective exercise of Rights or to waive any defect in exercise. Unless requested to do so by the Company, the Subscription Agent shall not be under any duty to give notification to holders of Subscription Certificates of any defects or irregularities in subscriptions. If so requested by the Company, the Subscription Agent shall as soon as practicable return Subscription Certificates with defects or irregularities which have not been cured or waived to the holder of the Rights. Subscriptions will not be deemed to have been made until any such defects or irregularities have been cured or waived within such time as the Company shall determine. If any Subscription Certificate is alleged to have been lost, stolen or destroyed, the Subscription Agent should follow the same procedures followed for lost stock certificates representing Common Stock it uses in its capacity as transfer agent for the Company’s Common Stock.

7.	If prior to [●] p.m., New York City time, on the Expiration Date the Subscription Agent receives (i) payment in full of the Subscription Price for all shares of [Type of Security] subscribed for pursuant to the Record Holder’s Basic Subscription Rights [If over-subscription privileges are included in the Rights Offering: and Over-Subscription Privilege, if applicable], and (ii) a guarantee notice substantially in the form of the form of Notice of Guaranteed Delivery (“Notice of Guaranteed Delivery”) delivered with the Subscription Certificate, from a financial institution having an office or correspondent in the United States, or a member firm of any registered United States national securities exchange or of FINRA stating the certificate number of the Subscription Certificate relating to the Rights, the name and address of the exercising subscriber, the number of Rights represented by the Subscription Certificate held by such exercising subscriber, the number of shares of [type of security] being subscribed for pursuant to the Rights and guaranteeing the delivery to the Subscription Agent of the Subscription Certificate evidencing such Rights within three (3) Business Days (as defined below) following the date of the Notice of Guaranteed Delivery, then the Rights may be exercised even though the Subscription Certificate was not delivered to the Subscription Agent prior to [●] p.m., New York City time, on the Expiration Date, provided that within three Business Days following the date of the Notice of Guaranteed Delivery the Subscription Agent receives the properly completed Subscription Certificate evidencing the Rights being exercised, with signatures guaranteed if required. As used in herein, “Business Day” shall mean any day other than a Saturday, a Sunday, or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

8.	The Subscription Agent shall deliver to the Company the exercised Subscription Certificates in accordance with written directions received from the Company and shall deliver to the subscribers who have duly exercised Rights at their registered addresses (or such other address as the subscriber may request in his or her properly completed Subscription Certificate) certificates representing the shares of [type of security] subscribed for as instructed on the reverse side of the Subscription Certificates.

9.	The Subscription Agent shall notify the Company by email (a “daily notice”) before the close of business on each Business Day during the period commencing five (5) Business Days after the mailing of the Rights and ending at the Expiration Date (and in the case of guaranteed deliveries, ending three (3) Business Days after the Expiration Date), of:

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(a)	the aggregate number of Rights properly exercised through and including the day covered by such daily notice (other than Rights that are subject to guaranteed delivery);

(b)	the aggregate number of Rights exercised through and including the day covered by such daily notice that are subject to guaranteed delivery;

(c)	the aggregate number of Rights for which defective exercises have been received through and including the day covered by such daily notice;

(d)	the cumulative total of the information set forth in clauses (a) through (c) above;

(e)	the aggregate amount of funds received through and including the day covered by such daily notice;

(f)	the aggregate number of shares of [type of security] subscribed for pursuant to the Basic Subscription Rights through and including the day covered by such daily notice;

(g)	[If over-subscription privileges are included in the Rights Offering: the aggregate number of shares of [type of security] subscribed for pursuant to the Over-Subscription Privilege through and including the day covered by such daily notice;] and

(h)	the cumulative total of the information set forth in clauses (f) and (g) above.

At or before [●] p.m., New York City time, on the first Business Day following the Expiration Date, the Subscription Agent shall certify in writing to the Company the cumulative total through the Expiration Date of all the information set forth in clauses (a) through (h) above. At or before 10:00 a.m., New York City time, on the fifth Business Day following the Expiration Date, the Subscription Agent will execute and deliver to the Company a certificate setting forth the number of Rights exercised pursuant to a Notice of Guaranteed Delivery and as to which Subscription Certificates have been timely received. The Subscription Agent shall also maintain and update a listing of Record Holders who have fully or partially exercised their Rights and Record Holders who have not exercised their Rights. The Subscription Agent shall provide the Company or its designees with such information compiled by the Subscription Agent pursuant to this Section 9 as any of them shall request.

10.	The Subscription Agent shall arrange to comply with all requirements under the tax laws of the United States, including those relating to missing tax identification numbers, and shall file any appropriate reports with the Internal Revenue Service (“IRS”) (e.g., 1099, 1099B, etc.).

11.	With respect to notices or instructions to be provided by the Company hereunder, the Subscription Agent may rely and act on any written instruction signed by any one or more of the following authorized officers or employees of the Company:

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Name	Title

12.	Whether or not the Rights Offering is consummated, the Company agrees to pay the Subscription Agent for services rendered hereunder, as set forth in the schedule attached as Exhibit B to this Agreement.

13.	This Agreement shall terminate upon demand by the Company, at which time the Subscription Agent shall remit to each subscribing Record Holder all funds received from such holder in payment of the Subscription Price for the shares of [type of security] subscribed for by such holder, without interest or penalty.

14.	The Subscription Agent may rely on the written advice or opinion of counsel, which shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by the Subscription Agent hereunder in good faith and in accordance with such advice or opinion. Additionally, the Subscription Agent shall identify, report and deliver any unclaimed property and/or payments to all states and jurisdictions for the Company in accordance with applicable abandoned property law.

15.	The Company hereby covenants and agrees to indemnify, reimburse and hold the Subscription Agent and its officers, directors, employees and agents harmless against any loss, liability or reasonable expense (including legal and other fees and expenses) incurred by the Subscription Agent arising out of or in connection with entering into this Agreement or the performance of its duties hereunder, except for such losses, liabilities or expenses incurred as a result of its gross negligence, bad faith or willful misconduct. The Company shall not be liable under this indemnity with respect to any claim against the Subscription Agent unless the Company is notified of the written assertion of a claim against it, or of any action commenced against it, promptly after it shall have received any such written information as to the nature and basis of the claim; provided, however, that failure by the Subscription Agent to provide such notice shall not relieve the Company of any liability hereunder if no prejudice occurs.

Without the prior written consent of the Company (which consent shall not be unreasonably withheld), the Subscription Agent will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim or proceeding in respect of which indemnification could be sought in accordance with the indemnification provisions of this Agreement (whether or not the Subscription Agent, the Company or any directors, officers or affiliates of the Subscription Agent or the Company is an actual or potential party thereto). Under no circumstances shall the Company be liable for the expense or loss of any settlement of any claim or proceeding effected by the Subscription Agent without the prior written consent of the Company.

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In no event shall the Subscription Agent have any liability for any incidental, special, statutory, indirect or consequential damages.

All provisions regarding indemnification, liability and limits thereon shall survive the resignation or removal of the Subscription Agent or the termination of this Agreement.

16.	Any notice or communication by the Subscription Agent or the Company to the other is duly given if in writing and delivered in person or via first class mail (postage prepaid), or overnight air courier to the other’s address.

If to the Company:

Crossroads Systems, Inc.

11000 North Mo-Pac Expressway

Austin, TX 78759

Attention: President and Chief Executive Officer

with a copy (which shall not constitute notice) to:

Andrews Kurth LLP

111 Congress Avenue, Suite 1700

Austin, TX 78701

Attention: J. Matthew Lyons

If to the Subscription Agent:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, New York 11219

Attn: Corporate Actions

Tel:

with copy to:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, New York 11219

Attn: General Counsel

Tel:

The Subscription Agent and the Company may, by notice to the other, designate additional or different addresses for subsequent notices or communications.

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17.	If any provision of this Agreement shall be held illegal, invalid, or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an Agreement between us to the full extent permitted by applicable law.

18.	This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law, and shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto.

19.	EACH PARTY, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY RIGHT IT MIGHT HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

20.	Neither this Agreement, nor any rights or obligations hereunder, may be assigned by either party without the written consent of the other party. However, the Subscription Agent may assign this Agreement or any rights granted hereunder, in whole or in part, either to affiliates, another division, subsidiaries or in connection with its reorganization or to successors of all or a majority of the Subscription Agent’s assets or business without the prior written consent of the Company.

21.	No provision of this Agreement may be amended, modified or waived, except in writing signed by all of the parties hereto. This Agreement may be executed in counterparts, each of which shall be for all purposes deemed an original, but all of which together shall constitute one and the same instrument.

22.	Nothing herein contained shall amend, replace or supersede any agreement between the Company and the Subscription Agent to act as the Company’s transfer agent, which agreement shall remain of full force and effect.

[signature page follows]

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This Subscription Agent Agreement has been executed by the parties hereto as of the date first written above.

CROSSROADS SYSTEMS, INC.

By:
Name:
Title:

Agreed & Accepted:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:
Name:
Title:

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EXHIBIT A

Wiring Instructions

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EXHIBIT B

Fee Schedule

[insert fees]

The party below is responsible for payment of the fees:

Name:

Attention:

Address:

Address:

Address:

Facsimile:

Phone:

Email:

The fees quoted in this schedule apply to services ordinarily rendered by American Stock Transfer & Trust Company, LLC (“AST”) as subscription agent and are subject to reasonable adjustment based on final review of documents, or when AST is called upon to undertake unusual duties or responsibilities, or as changes in law, procedures, or the cost of doing business demand. Furthermore, the fees quoted in this schedule are based upon information provided to AST and are subject to change upon modification or supplementation of such information resulting in the provision of additional services by AST. Services in addition to and not contemplated in this Agreement, including, but not limited to, document amendments and revisions, calculations, notices and reports, legal fees and unanticipated transaction costs (including charges for wire transfers, checks, internal transfers and securities transactions) will be billed as extraordinary expenses.

AST Confidential and Proprietary Information – Version August 2012